UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2019

Argo Group International Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Pitts Bay Road Pembroke HM 08 Bermuda	P.O. Box HM 1282 Hamilton HM FX Bermuda
(Address, Including Zip Code, of Principal Executive Offices)	(Mailing Address)

Registrant’s telephone number, including area code: (441) 296-5858

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $1.00 per share	ARGO	New York Stock Exchange
Guarantee of Argo Group U.S., Inc. 6.500% Senior Notes due 2042	ARGD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)    On November 5, 2019, Mark E. Watson III retired from his position as President and Chief Executive Officer of Argo Group International Holdings, Ltd. (the “Company”), effective immediately. Mr. Watson will resign from the Board of Directors, effective December 30, 2019. A copy of the press release announcing Mr. Watson’s retirement is furnished as Exhibit 99.1 and is incorporated herein by reference.

(c)    On November 5, 2019, the Company’s Board of Directors appointed Kevin J. Rehnberg, 56, to serve as the Company’s Interim President and Chief Executive Officer, effective immediately and subject to Bermuda regulatory approval. Since January 1, 2019, Mr. Rehnberg has been President, Argo Group U.S., Inc., head of the Americas and Chief Administrative Officer. From March 2013 to January 2019, Mr. Rehnberg was President of Argo’s U.S. Operations, overseeing all activities of Argo’s U.S.-based business segments. Prior to joining the Company, Mr. Rehnberg served as executive vice president for specialty lines at OneBeacon Insurance, where he oversaw specialty underwriting operations and acquired and built new lines of specialty business. Prior to that, he held positions at the St. Paul Travelers Companies, Liberty International and Chubb Corporation. He has a bachelor’s degree from Princeton University.

In connection with Mr. Rehnberg’s appointment as Interim President and Chief Executive Officer, his annual base salary will be increased from $750,000 to $975,000.

A copy of the press release announcing Mr. Rehnberg’s appointment is furnished as Exhibit 99.1 and is incorporated herein by reference.

(e)    On November 5, 2019, the Company and Mr. Watson entered into a binding term sheet (the “Term Sheet”) that will form the basis of a separation agreement between the parties that will be negotiated and finalized in the near term (the “Separation Agreement”). A brief description of the Term Sheet is as follows:

During the period commencing on November 5, 2019 and ending on December 31, 2019, Mr. Watson will continue to serve as a full-time, non-executive employee of the Company and will continue to receive a base salary at the annual rate that is currently in effect for Mr. Watson.

Effective as of the date on which the Separation Agreement becomes fully enforceable and binding, Mr. Watson will fully vest in his unvested restricted stock from each of his (i) March 10, 2016 grant (11,285 shares), (ii) March 29, 2017 grant (14,558 shares), (iii) March 27, 2018 grant (10,500 shares) and (iv) March 15, 2019 grant (41,053 shares). The Company will pay Mr. Watson an amount equal to $1,750,000 within ten days after he first executes the Separation Agreement and an amount equal to $750,000 within ten days after he re-executes the Separation Agreement on or following December 31, 2019 and does not revoke his signature within the applicable revocation period specified in the Separation Agreement.

Mr. Watson will reimburse the Company for certain of his personal expenses that were paid for by the Company, in an amount to be determined after the Company concludes its investigation into such expenses. Mr. Watson will place 35,296 of the restricted shares referred to above into an escrow account. All or a portion of such shares will be returned to the Company in full satisfaction of Mr. Watson’s reimbursement obligation. If the amount that Mr. Watson is required to reimburse the Company for personal expenses is less than the aggregate value of the shares placed in the escrow account (based on the closing price of the Company’s common stock on November 1, 2019, or $63.04), then the shares held in the escrow account that are not returned to the Company in satisfaction of Mr. Watson’s reimbursement obligation will be released to Mr. Watson.

The Term Sheet includes a general release of claims by Mr. Watson in favor of the Company. The Term Sheet and the Separation Agreement will supersede all prior agreements between Mr. Watson and the Company, including his employment agreement with the Company, dated November 5, 2018 (the “Employment Agreement”), except for certain provisions of the Employment Agreement set forth in the Term Sheet, which will survive, including provisions relating to non-disclosure of confidential information, return of Company property, mutual non-disparagement, cooperation following termination of employment, indemnification and clawback.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits:

99.1	Press Release issued by Argo Group International Holdings, Ltd., dated November 5, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD

Dated: November 5, 2019

	By:	/s/ Jay S. Bullock
	Name:	Jay S. Bullock
	Title:	Executive Vice President and Chief Financial Officer